UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 3, 2008

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Effective as of 5 p.m. Eastern time on November 3, 2008, Monogram Biosciences, Inc., or Monogram, amended its Amended and Restated Certificate of Incorporation to implement a 6-to-1 reverse split of its common stock and reduce the number of authorized shares of common stock from 200 million to 84 million shares, as previously authorized and approved by Monogram’s stockholders at the September 19, 2007 annual meeting. The Company’s common stock will begin trading on the Nasdaq Global Market on a post-split basis on November 4, 2008 under the temporary trading symbol “MGRMD” and is expected to revert to “MGRM” after approximately 20 trading days, on or about December 1, 2008.

As a result of the reverse stock split, every six shares of Monogram common stock will be combined into one share of common stock. The reverse stock split affects all the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the conversion of outstanding convertible debt or upon the exercise of stock options or warrants. In lieu of fractional shares to which a holder of the Company’s common stock would otherwise be entitled as a result of the reverse stock split, the Company will pay cash based on the average of the high and low trading prices of the common stock for the five trading days immediately preceding the effective date of the reverse stock split.

A copy of the Certificate of Amendment to Monogram’s Amended and Restated Certificate of Incorporation effecting the reverse stock split is included herewith as Exhibit 3.1. A copy of Monogram’s form of common stock certificate following the reverse stock split is included herewith as Exhibit 4.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed November 3, 2008.

4.1	Form of Common Stock Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc.
(Registrant)

Date: November 4, 2008	By:	/s/ Kathy L. Hibbs
Kathy L. Hibbs
Senior Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, filed November 3, 2008.

4.1	Form of Common Stock Certificate.